Exhibit 23.6

November 18, 2014

CONSENT OF PropTester, Inc.

The undersigned hereby consents to the references to our firm in the form and context in which they appear in the Registration Statement on Form S-1 of FMSA Holdings Inc. and the related prospectus that is a part thereof (File No 333-198322), which is incorporated by reference in this Registration Statement on Form S-8.

Respectfully submitted,

PropTester, Inc.

By:	/s/ Ian Renkes
Name:	Ian Renkes
Title:	Manager of Operations